Exhibit (a)(1)(D)

CONFIRMATION OF RECEIPT OF ELECTION FORM

For those electing to tender:

This email confirms our receipt of your Election Form, which sets forth your election to exchange all of your Eligible RSUs in the Diamond Management & Technology Consultants, Inc. (the “Company” or “Diamond”) Offer to Exchange Restricted Stock Units for Common Stock, dated February 5, 2009, (the “Offer”). This email does not serve as a formal acceptance by the Company of the Eligible RSUs designated on your Election Form for exchange. The procedure for acceptance of Eligible RSUs for exchange is described in the documents setting forth the terms of the Offer (the “Offer Documents”) previously made available to you.

Your election to exchange your Eligible RSUs may be withdrawn at any time prior to 12:00 midnight, New York City Time, on March 9, 2009 (unless the Company extends the expiration of the Offer). Withdrawals must be submitted to the Company’s equity programs department according to the instructions set forth in the Notice of Withdrawal Form. Changes to your election must be submitted to the Company’s equity programs department by completing a new Election Form in accordance with the instructions set forth in the Election Form. Copies of the Offer Documents, as well as the Notice of Withdrawal Form and the Election Form, can be obtained by contacting the Company’s equity programs department via internal email at “Equity Programs”.

If you have any questions about the Offer, please contact Karen McLaughlin by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071.

For those electing not to tender:

This email confirms our receipt of your Election Form, which sets forth your election NOT to exchange your Eligible RSUs in the Diamond Management & Technology Consultants, Inc. (the “Company” or “Diamond”) Offer to Exchange Restricted Stock Units for Common Stock, dated February 5, 2009, (the “Offer”).

You may change your mind and elect to participate in the Offer by completing a new Election Form in accordance with the instructions set forth in the Election Form. Copies of the Offer Documents, as well as the Election Form, can be obtained by contacting the Company’s equity programs department via internal email at “Equity Programs”.

Your election to exchange your Eligible RSUs may be submitted at any time prior to 12:00 midnight, New York City Time, on March 9, 2009 (unless the Company extends the expiration of the Offer).

If you have any questions about the Offer, please contact Karen McLaughlin by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071.

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